DEMAND NOTE/COMMON STOCK WARRANT
                      PURCHASE AGREEMENT

                   THE BALANCED WOMAN, INC.


                                                 Month day, 1998

The Balanced Woman, Inc.
6375 South Highland Drive, Suite D
Salt Lake City, Utah 84121

Dear Sirs:

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby accepted and acknowledged, the parties reduce to writing and ratify the following agreement.

         The undersigned investor ("Investor") hereby agrees to purchase from The Balanced Woman, Inc. (the "Issuer"), and the Issuer hereby agrees to sell to the Investor, that number of Units (as that term is defined below) inscribed by the name of the Investor, below, at a purchase price equal to $1000.00 per Unit (the "Purchase Price"), upon the terms and conditions and in reliance on the representations and warranties hereinafter set forth. The undersigned is aware that the offer of Units is governed by a minimum investment of $5000.00.

Section 1. DEFINITIONS. Terms defined in this Section shall have the respective meanings hereinafter specified.

           "Agreement" means this Purchase Agreement between the Issuer and the undersigned Investor.

           "Board" means the Board of Directors of the Issuer.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Commission" means the United States Securities and
            Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor.

           "Common Stock" means the authorized shares of Common
            Stock of the Issuer.

           "Conversion Shares" means any shares of Common Stock into which the Warrant may be exercised.

           "GAAP" means generally accepted accounting principles for financial reporting in the U.S.

           "Issuer" has the meaning specified in the first paragraph hereof.

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
           "1933 Act" means the Securities Act of 1933, as amended.

           "Note" means one of the Issuer's 10% Demand Subordinated
            Notes, due September 1, 1998, which the Investor is purchasing as part of a Unit pursuant to this Agreement. The form of
            Note is attached hereto as Exhibit A. The total principal amount of the Investor's Note is the Purchase Price.

           "Person" shall mean any individual, partnership, joint venture, corporation, trust, judicial body, unincorporated organization, or governmental authority, or any department, agency, or political subdivision thereof.

           "Securities Laws" means the 1933 Act and any other applicable state securities or blue sky laws.

           "Unit" means one (1)Note and one (1)Warrant certificate representing one(1) Warrant for every $2.00 of the Investor's Purchase Price, which shall be acquired hereunder as a tandem unit in return for the Purchase Price. (Example: with the purchase of a $20,000 Unit, the Investor will receive a Note for $20,000 and a Warrant certificate to purchase 10,000 shares of Common Stock at any time up to March 1, 2003 for $1.00). Notes may not be acquired separately from an equal amount of Warrants.

           "U.S." means the United States of America.

           "Warrant" means one or more of the Balanced Living, Inc.
            March 1, 2003 Common Stock Purchase Warrants, which the Investor is purchasing pursuant to this Agreement, in the form attached hereto as Exhibit B. Each Warrant entitles the holder to acquire that number of shares of Common Stock at an exercise price of $1.00 per share as will total the Purchase Price divided by two (2). (Example: with the purchase of a $20,000 Unit, the Investor will receive a Note for $20,000 and a Warrant certificate to purchase 10,000 shares of Common Stock at any time up to March 1, 2003 for $1.00).

Section 2. THE PURCHASE. Upon execution hereof, the Investor agrees to deliver funds to you in the full amount of the Purchase Price for the number of Units inscribed opposite Investor's name at the end of this Agreement, against delivery by the Issuer to the Investor of the Debenture. Funds may be delivered to the Issuer in the form of (i) a "same day funds" check or (ii) an electronic funds transfer.

Section 3. REPRESENTATIONS AND WARRANTIES OF INVESTOR.  The
Investor hereby represents and warrants to the Issuer that:

         Section 3.1. Suitability. The Investor is (a) a founder, one of the 10 founders who originally agreed to provide initial capitalization to the Issuer; or (b) an "accredited investor," as such term is defined in Rule 501(a) under the 1933 Act; or (c) an experienced and sophisticated investor with the economic ability to lose the entire Purchase Price without negatively impacting Investor's ability to provide for personal needs and the needs of family members, if any.

         Section 3.2. Independent Investigation. The Investor, together with representatives or alone, as chosen by the Investor, has conducted an independent investigation and has

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

relied on such independent investigation in making a decision to purchase the Unit(s), and has a full understanding and appreciation of the risks associated with the purchase of Units. In connection with such investigation, the Investor and Investor's agents, if any, (a) have been given an opportunity to ask and, to the extent the Investor considered necessary, have asked questions of, and have received answers from, officers of the Issuer concerning the Units and the Issuer; and (b) have been given or afforded access to all documents, records, books and additional information which the Investor has requested regarding such matters.

         Section 3.3.Unregistered Securities. The Investor recognizes that the Units, the Note(s) the Warrant(s), and the Conversion Shares underlying the Warrant(s) have not been registered under the 1933 Act in reliance upon the private offering exemption provided by Section 4(2) thereof, and Regulation D promulgated thereunder, and have not been registered under any other Securities Laws in reliance upon exemptions from the registration requirements thereof; and the Investor is acquiring Units solely for the Investor's account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof in violation of any Securities Laws. The Investor understands that the effect of such representation and warranty is that the Units, Note(s), Warrant(s) and Conversion Shares must be held indefinitely unless subsequently registered under the Securities Laws or an exemption from such registration is available at the time for any proposed sale or other transfer thereof. The Investor also understands that the Issuer is under no obligation either to file a registration statement under the 1933 Act covering the Conversion Shares or to file a Notification under Regulation A under the 1933 Act with respect thereto. The Investor is familiar with, or has been advised by the Investor's counsel regarding, (i) the applicable limitations upon the resale of the Unit(s), Note(s), Warrant(s) and Conversion Shares, (ii) the circumstances under which the Investor is required to hold the Unit(s), Note(s), Warrant(s) and any Conversion Shares, and (iii) the limitations upon the transfer or other disposition thereof. The Investor acknowledges that the Issuer is relying upon the truth and accuracy of the foregoing representations and warranties in transferring the Units to the Investor without first registering the Units and the underlying securities under the 1933 Act, and in any subsequent transfer to the Investor of Conversion Shares pursuant to the conversion of the Warrant(s) or any portion thereof.

         Section 3.4.Restrictive Legend and Stop Order. The Investor agrees that a restrictive legend substantially as follows may be placed on the certificates representing the Notes(s), the Warrant(s) and any Conversion Shares, to wit:

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE APPLICABLE ACTS OR UNTIL THE CORPORATION HAS RECEIVED ADVICE OF ITS COUNSEL THAT THE SECURITIES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION."

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

         The Investor understands and agrees that the Issuer may instruct any transfer agent to place a stop transfer notation in the stock transfer records in respect of the certificates representing the Note(s), the Warrant(s) and Conversion Shares in the event that the Investor attempts to transfer the same, or any part thereof, without complying with Section 3.5 hereof.

         Section 3.5. Transfer Restrictions. Prior to any sale, transfer or other disposition of any of the Note(s), the Warrant(s), the Unit(s) or the Conversion Shares other than pursuant to an effective registration statement under the 1933 Act, the Investor agrees to give written notice to the Issuer of the Investor's intention to effect such transfer and to comply in all other respects with this Section 3.5. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail to enable counsel to render the opinions required herein, and shall be accompanied by an opinion of counsel satisfactory to the Issuer, addressed to the Issuer and satisfactory in form and substance to the Issuer, stating that, in the opinion of such counsel, such transfer will be a transaction exempt from registration under the 1933 Act and that any consents, approvals or authorizations of any governmental authority or securities exchange as may be required prior to such proposed transfer have been obtained. If in the opinion of such counsel such transfer may be effected without registration under the 1933
Act and if all necessary consents, approvals, or authorizations have been obtained, the Investor shall thereupon be entitled to transfer such shares in accordance with the terms of the notice delivered by the Investor to the Issuer. Each certificate issued in connection with such transfer shall bear an appropriate restrictive legend unless, in the opinion of the respective counsel for the Investor and the Issuer, such legend is not required in order to aid in assuring compliance with the 1933 Act. The Investor agrees that the Investor will not sell, transfer or otherwise dispose of any of the Debenture or any Conversion Shares except upon compliance with this Section 3.5.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE ISSUER.  The
Issuer represents and warrants to the Investor that:

         Section 4.1. Corporate Organization and Authority. The Issuer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado,
(b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, and (c) has duly qualified, is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary and the failure to so qualify would have a material adverse effect on the Issuer.

         Section 4.2. Sale is Legal and Authorized. The issue and sale of the Unit(s) and compliance by the Issuer with all of the provisions of this Agreement (i) are within the corporate powers of the Issuer, (ii) have been duly authorized by all necessary corporate action on the part of the Issuer, and
(iii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Issuer under the provisions of the Articles of Incorporation or Bylaws of the Issuer or, to the best of the Issuer's knowledge, any law, ordinance, governmental rule, regulation or order, agreement or other instrument to which the Issuer is a party or by which the properties of the Issuer may be bound.

         Section 4.3. Authorization, Reservation and Issuance of Shares. The Warrant Shares have been duly authorized and reserved for issuance upon the exercise of the Warrant(s); and such Common Stock, when issued in accordance with the terms of the Issuer's Articles of Incorporation and the resolutions of the Board, will be validly issued, fully paid, non-assessable and free of preemptive rights.

         Section 4.4. Capitalization. The authorized capital stock of the Issuer consists of 50,000,000 shares of Common Stock, of which 500,000 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, of which none is outstanding. The outstanding Common Stock is held by a limited number of shareholders and there is no trading market for the Issuer's Common Stock. There are no other outstanding options, warrants, rights or other agreements of any kind for the purchase or other acquisition from the Issuer of any of its securities or providing rights of first refusal with respect to sales or transfers of the Issuer's securities, except as being offered in the form of the Units. All of the Issuer's outstanding securities have been validly issued, and are fully paid, nonassessable and free of preemptive rights.

         Section 4.5. Liabilities. The Issuer has no material liabilities.

         Section 4.6. Financial Statements. Upon completion, the Issuer shall deliver to each Purchaser the Issuer's consolidated audited balance sheet as of July 31, 1998, and audited statements of income and cash flow (the "Interim Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP, except as disclosed therein.

         Section 4.7. Agreements.

              a) There are no other agreements, understandings or proposed transactions between the Issuer and any of its officers, directors, affiliates or any affiliate thereof, and there are no obligations of the Issuer to officers, directors, shareholders, or employees of the Issuer other than (a) for payment of salary for services rendered, (c) reimbursement for reasonable expenses incurred on behalf of the Issuer and (d) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Issuer).

              b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Issuer is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Issuer in excess of $25,000 (other than obligations of, or payments to, the Issuer arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Issuer (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of the Issuer's products or services, or (iv) indemnification by the Issuer with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business).

              c) For the purposes of subsection (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Issuer has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

         Section 4.8. Changes.  Since the date of the most recent
Financial Statement, there has not been to the Issuer's knowledge:

              a) Any change in the assets, liabilities, financial condition or operations of the Issuer from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Issuer;


              b) Any resignation or termination of any key officers of the Issuer; and the Issuer, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

              c) Any material change, except in the ordinary course of business, in the contingent obligations of the Issuer by way of guaranty, endorsement, indemnity, warranty or otherwise;

              d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Issuer;

              e) Any waiver by the Issuer of a valuable right or of a material debt owed to it;

              f) Any direct or indirect loans made by the Issuer to any shareholder, employee, officer or director of the Issuer, other than advances made in the ordinary course of business;

              g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

              h) Any declaration or payment of any dividend or other distribution of the assets of the Issuer;

              i) Any debt, obligation or liability incurred, assumed or guaranteed by the Issuer, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

              j) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

              k) Any change in any material agreement to which the Issuer is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Issuer, including compensation agreements with the Issuer's employees; or

              l) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Issuer.

         Section 4.9. Title to Properties and Assets; Liens, etc. The Issuer has good and marketable title to its properties and assets, including the properties and assets reflected in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become delinquent, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Issuer, and (iii) those that have otherwise arisen in the ordinary course of business.

         Section 4.10. Patents and Trademarks. Except as otherwise disclosed to Purchaser:

              a) the Issuer owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others;

              b) there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Issuer bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products;

              c) the Issuer has not received any communications alleging that the Issuer has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity;

              d) the Issuer is not aware that any of its employees is obligated under contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Issuer or that would conflict with the Issuer's business as proposed to be conducted;

              e) neither the execution nor delivery of this Agreement, nor the carrying on of the Issuer's business by the employees of the Issuer, nor the conduct of the Issuer's business as proposed, will, to the Issuer's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Issuer or any employee is now obligated; and

              f) the Issuer does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Issuer, except for inventions, trade secrets or proprietary information that have been assigned to the Issuer.

         Section 4.11. Litigation. There is no action, suit, proceeding or investigation pending or to the Issuer's knowledge currently threatened against the Issuer that questions the validity of this Agreement or the right of the Issuer to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Issuer, financially or otherwise, or any change in the current equity ownership of the Issuer, nor is the Issuer aware that there is any basis for the foregoing, except in each case as otherwise disclosed to Purchaser in writing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Issuer) involving (i) the prior employment of any of the Issuer's employees, their use in connection with the Issuer's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers and (ii) any prior or current security holders of the Issuer. The Issuer is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as disclosed to the Purchaser in writing, there is no action, suit, proceeding or investigation by the Issuer currently pending or which the Issuer intends to initiate.

         Section 4.12. Registration Rights. The Issuer is presently not under any obligation, and has not granted any rights, to register any of the Issuer's presently outstanding securities or any of its securities that may hereafter be issued

         Section 4.13.Compliance with Laws; Permits. To its knowledge, the Issuer is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Issuer. The Issuer has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Issuer and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

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

         Section 4.14.  Section 1202 of the Code.

              a) The Company is a "C" corporation for federal income tax purposes.

              b) The Company is an "eligible corporation" as defined in Section 1202(e)(4) of the Code.

              c) During the one-year period beginning on the date one year before the date hereof, the Company has not made one or more purchases of its capital stock.

              d) At all times during the period that begins on August 10, 1993, and ends on the Closing Date, the aggregate gross assets of the Company did not exceed $50,000,000. For purposes of this representation
              (i) the amount received by the Company from the sale of its securities contemplated in Section 2 of this Agreement shall be taken into account and
              (ii) "aggregate gross assets" shall mean the amount of
              (1) cash, (2) the aggregate fair market value of all property contributed to the Company (or other property with a basis determined in whole or in part for federal income tax purposes by reference to the adjusted basis of property so contributed) as of the date of such contribution, and (3) the aggregate adjusted basis for federal income tax purposes of other property held by the Company, and (iii) the Company shall be deemed to own its ratable share of the assets of its subsidiaries, if any.

              e) The representations and warranties set forth in this
              Section 4.15, as well as those representations and warranties set forth in Section 4.15, are made only as of the date hereof and, such representations and warranties notwithstanding, the Company does not represent nor warrant that the benefits of Section 1202 of the Code shall be available to Purchaser.

         Section 4.15. Cooperation and Repurchases With Respect to
Section 1202. The Company shall furnish to each Purchaser such information, and shall make such filings with the Internal Revenue Service as shall be required pursuant to
Section 1202(d)(1)(C) of the Code to enable such Purchaser to obtain the benefits provided by Section 1202 of the Code in connection with any sales of any Shares, so long as (i) the Company's Board of Directors determines that it is in the best interests of and not unduly burdensome to the Company to furnish such information and make such filings and (ii) there is a reasonable basis to believe that such shares could qualify for such benefits. In addition, with a view to making such benefits available to the Purchasers, the Company agrees that it will not make any purchases of its stock within the meaning of Section 1202(c)(3)(B) of the Code until the expiration of one year after the Closing Date, or unless such purchases have been consented to by a majority in interest of the Purchasers. Any information provided to Purchasers under this Section 4.16 shall not be disclosed by any Purchaser to any other party except as required and solely in order for such Purchaser to claim any benefits under Section 1202 of the Code.

         Section 4.16. Corporate Approvals. All material corporate actions taken by the Issuer (including without limitation, the issuance or granting of stock, debentures, options, warrants, rights and other securities and the amending or cancellation of any such securities or any plans or agreements relating thereto) have been approved by all necessary shareholder and board of directors action required by law or the Issuer's governing documents to authorize the same.

         Section 4.17. Series of Notes. The Note(s) issued to Investor pursuant to this Agreement will be treated as being in the same series as, and will be entitled to substantially the same rights and benefits as are provided to the holders of all Notes issued by the Issuer.

Section 5. ISSUER COVENANTS: FINANCIAL STATEMENTS.

         The Issuer shall deliver to the Investor so long as the Investor holds any Notes, Annual Audited Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Issuer, the Issuer shall deliver to the Investor balance sheets, income statements, statements of shareholders' equity and statements of cash flows of Issuer for such fiscal year showing on a consolidated basis the financial position, results of operations and cash flows as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth the comparable information for the preceding fiscal year, all in reasonable detail and accompanied by the report of an independent certified public accountant of recognized standing chosen by the Issuer, based on an audit using generally accepted auditing standards, that the financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Issuer for the respective periods in conformity with GAAP.

Section 6  MISCELLANEOUS.

         Section 6.1 Notices. All requests, notices and other communications under this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid:

         a) if to the Investor, at the Investor's address shown at the end of this Agreement, marked for attention as there indicated, or at such other address as the Investor may have furnished the Issuer in writing;

         b) if to the Issuer, at 6375 South Highland Drive, Suite D, Salt Lake City, Utah 84121, marked for the attention of its President, or at such other address as it may have furnished in writing to the Investor; or

            c) if to any other person who is the registered holder of any Shares, to the address for such purpose of such holder as it appears in the Stock ledger of the issuer.

         Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

         Section 6.2 Survival. All representations, warranties and covenants made herein or in any certificate or other instrument delivered under this Agreement shall be considered to have been relied upon by the party to whom it was delivered and shall survive the Note(s) and/or the exercise of the Warrant(s) into Conversion Shares.

         Section 6.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

         Section 6.4 Law Governing. This Agreement shall be construed in accordance with and governed by the laws of the State of Utah.




                        Very truly yours,

NUMBER OF UNITS                  INVESTOR:
SUBSCRIBED FOR                                     [print name]

                                  ADDRESS:




                                SIGNATURE:

                   INVESTOR TAX ID NUMBER:



ACCEPTED:
THE BALANCED WOMAN, INC.



Jeannene Barham, President

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